Delaware
The First State

    I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "EXPEDITE 2, INC.", CHANGING ITS NAME FROM "EXPEDITE 2, INC." TO "JOHN BORDYNUIK, INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF  FEBRUARY, A,D. 2009, AT 4:30 O'CLOCK P,M.

    A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4430596 8100 090142002	[SEAL]	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 7137921 DATE: 02-17-09

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:58 PM 02/13/2009
FILED 04:30 PM 02/13/2009
SRV 090142002 - 4430596 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

EXPEDITE 2 INC.

Under Section 242 of the Delaware General Business Law

Expedite 2, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), does hereby certify that:

1.	The name of the Corporation prior to the filing of this Certificate of Amendment is Expedite 2 Inc.

2.	The Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation to John Bordynuik, Inc. by amending Article FIRST thereof to read as follows:

        FIRST: The name of this Delaware corporation is: John Bordynuik, Inc.

3.
This Certificate of Amendment and the amendment of the Certificate of Incorporation contained herein were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chairman of the Board of Directors and Chief Executive Officer this 13th day of February 2009.

EXPEDITE 2 INC.
By: /s/ John Bordynuik
John Bordynuik
Chairman and Chief Executive Officer